Exhibit k.3.i

ADMINISTRATION AGREEMENT

THIS ADMINISTRATION AGREEMENT (this “Agreement”) is entered into as of October 26, 2018 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and each registered management investment company identified on Schedule A hereto (each, a “Trust” and, together with the Administrator, the “Parties”), and shall be effective on November 1, 2018 (the “Effective Date”).

WHEREAS, each Trust is either an open-end management investment company currently comprised of one or more series or a closed-end management investment company (each, a “Fund” and collectively, the “Funds”), and each Trust is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the parties intend that this Agreement shall supersede and replace that certain Sub-Administration Agreement dated as of October 1, 2009 by and between State Street Bank and Trust Company and Calamos Advisors LLC (as amended, the “Sub-Administration Agreement”);

WHEREAS, each Trust desires to retain the Administrator to furnish the services described in Section 5 of this Agreement to the Trusts/Fund(s), and the Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

1.	Appointment and duties of administrator

a. Each Trust hereby appoints the Administrator to act as administrator with respect to each Trust for purposes of providing the services set forth in this Agreement (collectively, the “Services”) under the terms of this Agreement until terminated in accordance with Section 13 herein. The Administrator accepts such appointment and agrees to render the Services.

b. Each Trust will initially consist of the Funds listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Funds with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Trust shall notify the Administrator with reasonable advance notice in writing. Upon written acceptance by the Administrator, which the Administrator shall not unreasonably withhold or delay, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund(s), except to the extent that such provisions (including those relating to the compensation and expenses payable) may be modified with respect to such Fund(s) in writing by the Trust and the Administrator at the time of the addition of such Fund(s).

2.	Delivery of documents

Each Trust will promptly deliver to the Administrator copies of each of following documents and all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and by-laws;

b.	The Trust’s currently effective Registration Statement under the 1933 and 1940 Act and its Prospectus(es) and Statement(s) of Additional Information, as applicable, relating to the Trust and its Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.	Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Trust’s Secretary authorizing (1) the Trust to enter into this Agreement and (2) certain individuals on behalf of the Trust to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Trust and its investment adviser, Calamos Advisors LLC (the “Adviser”); and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and warranties of the administrator

The Administrator represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts and to provide the Services;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law, regulation, rule, order or judgment applicable to it.

4.	Representations and warranties of the trusts

Each Trust represents and warrants to the Administrator that:

a.	It is duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.	The Registration Statement has been filed and will be effective and (if and as required to be updated) remain effective during the term of this Agreement. The Trust also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

h.	As of the close of business on the date of this Agreement, each Trust that is an open-end management investment company is authorized to issue unlimited shares of beneficial interest and each Trust that is a closed-end management investment company has properly listed its shares for trading on a U.S. national securities exchange;

i.	Where information provided by the Trust or the Trust’s shareholders includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the Services hereunder.

5.	Administration services

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of each Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and the Administrator.

The Administrator shall perform such other services for a Trust/Fund(s) that are mutually agreed to by the Parties from time to time, for which the Trust/Fund(s) will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

Subject to Section 7 and at no additional cost to the Trusts, the Administrator shall provide the office facilities, equipment and personnel required by it to perform the Services.

6.	Performance goals.

a. Each Trust and the Administrator may from time to time agree on the manner and timing in which the Administrator expects to deliver, and the Trust expects to receive, the Services contemplated by this Agreement. The Parties agree that such agreement(s) (hereinafter referred to as “Service Level Document(s)”) will reflect performance and Service delivery goals. Any failure to perform in accordance with the provisions thereof shall not automatically be considered a breach of this Agreement. It is the intention of the Parties that, in the event of a failure to perform in accordance with the provisions of a Service Level Document or any dispute relating to performance goals set forth in a Service Level Document, the Parties will seek to resolve the failure pursuant to the consultation procedure described in Sections 6.b. and 6.c. below.

b. If a Party hereto is materially unable to meet the provisions of a Service Level Document, or in the event that a dispute arises relating to performance goals set forth in a Service Level Document, either Party to this Agreement shall attempt to address any concerns it may have by requiring a consultation with the other Party.

c. The purpose of the consultation procedure is to endeavor to resolve a material failure to meet the provisions of a Service Level Document or a dispute relating to performance goals set forth in a Service Level Document. If a consultation occurs under this Section 6, the Parties must negotiate in good faith to endeavor to:

(1)	agree to changes to the Service Level Document provisions that will enable the Service Level Document provisions to be more regularly met and which meet the Parties’ respective business requirements; or

(2)	otherwise find a solution such that, within 30 days after the consultation, the Administrator’s or a Trust’s inability to meet the Service Level Document provisions may be less likely to occur in the future.

If the Parties are unable to resolve the material failure to meet the provisions of a Service Level Document or a dispute relating to performance goals set forth in a Service Level Document within 30 days, the Parties may pursue any and all other available remedies.

7.	Fees; expenses; expense reimbursement

The Administrator shall receive from each Trust such compensation and expense reimbursement for the Services as set forth in a separate fee schedule signed by the Parties (the “Fee Schedule”). The Fee Schedule may only be amended upon the mutual written agreement of the Administrator and the Trusts. The fees shall be due and payable as set forth in the Fee Schedule, except for any fee that a Trust disputes in good faith, provided that both Parties will work diligently and in good faith to effect an expeditious resolution of the dispute (“Good Faith Dispute”). A Good Faith Dispute will be deemed to exist only if (1) a Trust has given written notice of the dispute to Administrator promptly after receiving the invoice and (2) the notice explains the Trust’s position in reasonable detail. A Good Faith Dispute will not exist as to an invoice in its entirety merely because certain amounts on the invoice have been disputed.

All rights of compensation and expense reimbursement under this Agreement for services performed shall survive the termination of this Agreement.

Each Trust will bear all expenses that are incurred in the operation of such Trust and not specifically assumed by the Administrator. Such expenses to be borne by each Trust include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Trust’s registration statement, proxy materials, other SEC filings, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Trust directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs incidental to the Preparation, printing and mailing, as applicable, of the Trust’s registration statements and any amendments and supplements thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-2, Form N-PX, Form N-CSR, Form N-PORT and Form N-CEN (and such other forms that a Trust is required to file under the then-current SEC reporting regime), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors’ and officers’ liability insurance; and cost of independent pricing services used in computing the Trust’s net asset value.

8.	Instructions and advice

Each Trust shall furnish the Administrator from time to time with a notice (the “Certificate”) specifying the names and titles of all persons authorized to issue instructions to the Administrator on behalf of each Fund (“Authorized Persons”) and to sign checks and pay expenses on behalf of the Trust. Such Certificate may be relied upon by the Administrator as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt of a superseding Certificate by the Administrator from the Trust bearing a subsequent date. Notwithstanding the foregoing, Trust officers shall be considered Authorized Persons.

At any time, the Administrator may request instructions from any Authorized Person with respect to any matter arising in connection with the Services to be performed by the Administrator under this Agreement. Each Trust authorizes the Administrator to receive, act and rely upon instructions from any Authorized Person received by the Administrator which have been issued, or the Administrator reasonably believes have been issued, by an Authorized Person. The Administrator may consult with the independent accountants for the Funds at the expense of the Funds.

The Administrator shall not be liable, and shall be indemnified by each Trust, for any action taken or omitted by it in good faith in reliance upon any instructions or any other paper or document reasonably believed by it to have been issued by an Authorized Person. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

9.	Limitation of liability; indemnification

The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including other service providers, other than Delegates (as defined in Section 21 below) of the Administrator. The Administrator shall, at all times, act in good faith and without willful misconduct or negligence in performing the Services. The Administrator shall have no liability in respect of any loss, damage or expense suffered by any Trust insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than the Administrator prior to the Administrator’s appointment as Administrator hereunder (except to the extent such records were maintained by the Administrator pursuant to the Sub-Administration Agreement). The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder except to the extent caused by or resulting from the negligence or willful misconduct of the Administrator, its officers or employees. Neither Party shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the Parties regardless of whether such damages were foreseeable or whether either Party or any entity had been advised of the possibility of such damages. In any event, unless otherwise agreed, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to a Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2018 shall be the date of this Agreement through December 31, 2018, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2019 and terminating on December 31, 2019 shall be the date of this Agreement through December 31, 2018, calculated on an annualized basis.

Provided the Administrator has maintained a business continuity and disaster recovery plan, the Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

Each Trust shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by a Trust or its Authorized Persons, or upon reasonable reliance on information or records given or made by a Trust or the Adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers, employees, or Delegates in cases of its or their own negligence, bad faith or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

10.	Confidentiality

All information provided under this Agreement by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to this Section 10, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under this Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10A below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by a Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation that the Disclosing Party or its agents direct the Administrator or its Affiliates (as defined below) to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

Upon termination of this Agreement, each Party shall return to the other Party or, at the option of the other Party, destroy, all confidential information of the other Party that such Party or its agents may then possess or have under its control. Notwithstanding the foregoing, each Party may retain copies of the other Party’s confidential information to the extent required for regulatory compliance or audit purposes, to comply with applicable laws and/or regulations or for the purpose of maintaining appropriate business records subject to observance of its confidentiality obligations hereunder.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement.

10a.	Use of data

(a) In connection with the provision of the Services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding a Trust or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of Services contemplated under this Agreement and other agreements between the Trust and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (c) below, the Administrator and/or its Affiliates (except those Affiliates or business divisions principally engaged in the business of asset management) may use any data or other information (“Data”) obtained by such entities in the performance of their Services under this Agreement or any other agreement between a Trust and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Trust/Fund(s), and publish, sell, distribute or otherwise commercialize the Data; provided that, unless the Trust otherwise consents, Data is combined or aggregated with information relating to (i) other customers of the Administrator and/or its Affiliates or (ii) information derived from other sources, in each case such that any published information will be displayed in a manner designed to prevent attribution to or identification of such Data with the Trust/Fund(s). Each Trust agrees that Administrator and/or its Affiliates may seek to profit and realize economic benefit from the commercialization and use of the Data, that such benefit will constitute part of the Administrator’s compensation for services under this Agreement or such other agreement, and the Administrator and/or its Affiliates shall be entitled to retain and not be required to disclose the amount of such economic benefit and profit to the Trust/Fund(s).

(c) Except as expressly contemplated by this Agreement, nothing in this Section 10A shall limit the confidentiality and Data protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10A to comply at all times with confidentiality and Data protection obligations as if it were a party to this Agreement.

11.	Compliance with governmental rules and regulations; records

a. Each Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator will materially comply with all laws applicable to the Administrator and all rules and regulations of governmental authorities having jurisdiction over the Administrator (collectively, the “Laws and Regulations”), to the extent such Laws and Regulations are directly applicable to Administrator and the Services performed by Administrator hereunder.

b. The Administrator shall act in good faith to implement such changes to the Services as may be reasonably necessary to comply with changes in laws or regulations directly applicable to the Administrator in providing the Services that become effective after the effective date of this Agreement; provided, however, that prior to making any such change to the Services, each Trust and the Administrator shall negotiate in good faith any increase in fees payable to the Administrator. If a Trust notifies the Administrator in writing of changes in laws or regulations applicable to the Trust, the Trust and Administrator shall negotiate in good faith any changes to the Services (including the fees and expenses payable hereunder) necessary to support the Trust’s compliance with those laws or regulations. Each Trust and the Administrator shall, if practicable, work in good faith to have any changes in the Services (including the fees and expenses payable hereunder) necessitated by changes in laws or regulations in place before the changes in law or regulations become effective.

c. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for a Trust shall at all times remain the property of the Trust, shall be readily accessible and available upon reasonable request by officers, employees, agents and auditors of the Trust during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for a Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be provided in written or electronic form as reasonably consistent with Administrator’s practices with other registered management investment company clients of Administrator.

12.	Services not exclusive

The Services of the Administrator to the Trusts are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by a Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

13.	Term, termination and amendment

a. This Agreement shall become effective on the date of its execution and shall remain in full force and effect for a period of one (1) year from the effective date (the “Initial Term”) and shall automatically continue in full force and effect after the Initial Term unless and until terminated as set forth herein.

b. This Agreement may be terminated (i) at any time after the expiration of the Initial Term, without cause, by provision of a written notice of termination to the other Party at least 120 days prior to the termination date, or (ii) at any time, (A) by mutual written agreement of the Parties, or (B) for “cause,” as defined below and following any applicable notice and opportunity to remedy requirements under that definition. For purposes of this Section 13, “cause” shall mean (i) a material breach (including non-payment of fees or expenses by a Trust other than by reason of a Good Faith Dispute) of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching Party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the Party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case against the other Party under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

c. Upon termination of this Agreement:

(1)	Each Trust shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination; and

(2)	the Administrator shall reasonably cooperate with the service provider designated by the Trust in the transfer of the terminated Services to such other service provider in order to facilitate the transfer of the Services to such other service provider.

d. The assistance provided by the Administrator under Section 13(c)(2) will be provided at the Trusts’ sole expense, unless this Agreement is terminated: (i) by mutual written agreement of the Parties pursuant to Section 13(b)(ii)(A), whereby the Parties will cooperate in good faith to agree to reasonable apportionment of the costs of termination expenses; or (ii) by the Administrator pursuant to Section 13(b)(i) or by the Trusts pursuant to Section 13(b)(ii)(B), in which case the reasonable costs of such assistance provided by the Administrator shall be provided at Administrator’s sole expense.

e. This Agreement may be modified or amended from time to time by mutual written agreement of the Parties hereto.

14.	Notices

Any notice or other communication authorized or required by this Agreement to be given to either Party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a Party may specify by written notice to the other):

If to a Trust:

c/o Calamos Advisors LLC

2020 Calamos Court

Naperville, Illinois 60563

Attn: Legal Department

If to the Administrator:

State street bank and trust company

One Iron Street

Boston, MA 02111

Attention: Scott Shirrell, Vice President

Telephone: 617-662-0010

with a copy to:

State street bank and trust company

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02110

Attention: Senior Vice President and Senior Managing Counsel

15.	Non-assignability

This Agreement shall not be assigned by any Party hereto without the prior consent in writing of the other Parties, except that the a Party may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with such Party.

16.	Successors

This Agreement shall be binding on and shall inure to the benefit of each Trust and the Administrator and their respective successors and permitted assigns.

17.	Entire agreement

This Agreement, including the Schedule and separate Fee Schedule, together with any written agreement of the parties entered into pursuant to Section 5 or Section 9 of even date herewith, contains the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the Services to be performed hereunder whether oral or in writing, including, for the avoidance of doubt, the Sub-Administration Agreement.

18.	Waiver

The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving Party.

19.	Severability

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

20.	Governing law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts

21.	Delegation

The Administrator shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the “Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Trust. The Administrator shall be responsible for the acts and omissions of any such Delegate so employed as if the Administrator had committed such acts and omissions itself. The Administrator shall be responsible for the compensation of its Delegates.

22.	Data protection

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

23.	Reproduction of documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The Parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

24.	Counterparts

This Agreement may be executed by the Parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH TRUST IDENTIFIED ON SCHEDULE A HERETO ON BEHALF OF ITSELF OR ITS FUND(S)

By:	/s/ Curtis Holloway
Name: Curtis Holloway
Title: Chief Financial Officer and Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President

ADMINISTRATION AGREEMENT

SCHEDULE A

LIST OF FUNDS

Open-end funds

Calamos Advisors Trust

Calamos Growth and Income Portfolio

Calamos Investment Trust

Calamos Convertible Fund

Calamos Dividend Growth Fund

Calamos Evolving World Growth Fund

Calamos Emerging Market Equity Fund

Calamos Global Convertible Fund

Calamos Global Equity Fund

Calamos Global Growth and Income Fund

Calamos Growth Fund

Calamos Growth and Income Fund

Calamos Hedged Equity Income Fund

Calamos High Income Opportunities Fund

Calamos International Growth Fund

Calamos Market Neutral Income Fund

Calamos Opportunistic Value Fund

Calamos Phineus Long/Short Fund

Calamos Total Return Bond Fund

Calamos Short-Term Bond Fund

Closed-end Funds

Calamos Convertible Opportunities And Income Fund

Calamos Convertible And High Income Fund

Calamos Strategic Total Return Fund

Calamos Global Total Return Fund

Calamos Global Dynamic Income Fund

Calamos Dynamic Convertible And Income Fund

Calamos Long/short Equity & Income 2028 Term Trust

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

Schedule B1

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports, in each case as they may be amended from time to time, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules, and make such reports and recommendations to the Board of Trustees of the Trust (“Board”) (or the Audit Committee of the Board (“Audit Committee”)) concerning the performance of the independent accountants as the Board or the Audit Committee may reasonably request;

c.	Prepare for the review by designated officer(s) of the Trust financial information required by Form N-1A (or Form N-2 as mutually agreed upon), proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets (with monthly review), perform accrual analyses and rollforward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s Adviser, custodian, fund accountant, distributor and transfer agent, review calculations of other expenses paid by the Trust, and obtain authorization of accrual changes and expense payments;

e.	Provide periodic testing of the Fund(s) with respect to compliance with Section 5(b)(1) of the 1940 Act (no less than quarterly) and limited periodic testing with respect to Section 18 of the 1940 Act, as mutually agreed upon;

f.	Calculate estimates of income and expenses and prepare annual dividend projections to assist the Trust with dividend determinations;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide the following closed-end fund Services as mutually agreed upon (1) specific compliance and reporting requirements relating to debt covenants (2) complete schedules for reporting to the Trust and/or its Adviser on closed-end fund leverage, compliance and activity, (3) prepare periodic financial statements and holding reports; (4) prepare and furnish financial information for inclusion in prospectuses; (5) closed-end fund dividend calculation schedules and other related schedules, and (6) other closed-end services;

j.	Prepare and furnish Board materials related to the Services, as mutually agreed upon;

k.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

l.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon; and

m.	Consult with the Authorized Persons and the Trust’s independent accountants, legal counsel, custodian, fund accountant, distributor, and transfer agent in establishing the accounting policies of the Trust.